Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated February 21, 2020 relating to the financial statements of Tradeweb Markets Inc. (which report expresses an unqualified opinion and includes an emphasis of a matter paragraph relating to the Successor Period financial statements not being comparable to the Predecessor Period financial statements as a result of pushdown accounting, and an emphasis of matter paragraph relating to the Company’s reorganization transactions and initial public offering on April 4, 2019) appearing in the Annual Report on Form 10-K/A of Tradeweb Markets Inc. for the year ended December 31, 2019, which is incorporated by reference in the Registration Statement on Form S-1 (No. 333-237760). We also consent to the reference to us under the heading "Experts" in Registration Statement on Form S-1 (No. 333-237760) incorporated by reference in this Registration Statement.on Form S-1.

/s/ Deloitte & Touche LLP

New York, New York

April 22, 2020